EXHIBIT 99.1

July 30, 2007

Special Committee of the Board of Directors

Bausch & Lomb Incorporated

c/o Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Dear Sirs and Madams:

We are in receipt of your letter dated July 29, 2007.

As we have pointed out in the past, the “non-binding uninformed referendum” that you have been requesting is extremely unusual. We are prepared to present our investors with information that is sufficiently detailed and thorough, and consistent with the materials we have provided as part of our past acquisitions. Presenting this detailed information to stockholders and, more importantly, allowing stockholders ample time to review and consider the matter, cannot be realistically accomplished within the time frame or disclosure limitation you propose. At a minimum, this process would take several weeks, not the mere four days between now and 12:00 p.m. on Friday, August 3, 2007 and would require disclosure of certain non-public information regarding the combined entities. In contrast, we note that your shareholders are being afforded months to assess the Warburg Pincus merger agreement.

Further, we note that you have changed the standard as to what level of affirmative AMO stockholder support you are seeking. Initially, your letter dated July 24, 2007 requested affirmative support from the holders of “a significant percentage of outstanding shares.” This was substantially increased in your most recent letter dated July 29, 2007, to “at a minimum, direct confirmation to representatives of the Special Committee by AMO stockholders holding sufficient AMO shares to approve the transaction contemplated by the AMO Proposal.” You have also reserved the right to apply whatever criteria you deem appropriate to your review. We are concerned that as we proceed further with your process, the rules will continue to change. We seek confirmation from the Special Committee that “concrete, credible evidence” means that, subsequent to providing our stockholders with sufficiently detailed, thorough information and time to consider this information, AMO will provide to the Special Committee assurances that a significant percentage of our stockholders offer support for moving forward with this transaction.

Special Committee of the Board of Directors

July 30, 2007

As it relates to the other matters in your letter, we are concerned that you continue to try to address individual issues with our proposal rather than respond to our expressed willingness to meet to discuss each of your issues in the context of a negotiation of the transaction documents in their entirety. We continue to believe that our proposal makes sense for both your shareholders as well as ours, and that our $75 per share proposal is superior to the $65 per share proposal by Warburg Pincus. Therefore, we request that you commit to engage in negotiations on a definitive merger agreement with AMO concurrent with our outreach to investors on the matter. We remain prepared to seek to resolve satisfactorily the issues raised in your letters in the context of a negotiation of all of the issues relating to a definitive merger agreement, and not just on a piecemeal basis as you have suggested.

So as not to lose more time in this process, we seek confirmation on the following matters, by no later than 9:00 a.m. (Pacific Daylight Time), Wednesday, August 1, 2007:

•	We have several weeks to provide you with our assurances that a significant percentage of AMO stockholders support moving forward with this transaction,

•	the waiver includes the right to disclose non-public information regarding the combined entities, such as our basis for realizing expected synergies; and

•	B&L is committed to engage in concurrent negotiations towards a definitive merger agreement.

Very truly yours,

/s/ James V. Mazzo
James V. Mazzo
Chairman, President and Chief Executive Officer